Exhibit 2.3

Deutsche Bank Trust Company Americas Issuer Services - Depositary Receipts

STRICTLY PRIVATE AND CONFIDENTIAL

June 2, 2016

ICICI Bank Limited

ICICI Bank Towers

Bandra-Kurla Complex

Mumbai 400 051

India

Attention:	Mr. Rakesh Jha, Chief Financial Officer Mr. Anindya Banerjee, Senior General Manager

Dear Mr. Jha, Mr. Banerjee:

This supplemental letter agreement will supplement the letter agreement executed by ICICI Bank Limited (“ICICI”) and by Deutsche Bank Trust Company Americas (“Deutsche Bank”) dated November 4, 2011 (the “Original Letter Agreement”). All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Original Letter Agreement. All provisions of the Original Letter Agreement shall remain in full force and effect, except where expressly supplemented hereby.

In furtherance of the relationship between the parties and for consideration the sufficiency of which is hereby acknowledged, Deutsche Bank will, for the term we act as depositary bank for your Facility, provide you with an annual intensive depositary receipt training session in New York or London for one of your senior management, or an employee nominated by the senior management, at a time regularly scheduled by us, and reimburse your properly documented related travel costs, such costs estimated and capped at US$10,000

The terms and provisions of this supplemental letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

The parties are signing this supplemental letter agreement on the date first set forth above.

Yours sincerely,

/s/ Michael Fitzpatrick		/s/ Michael Curran
Name:	Michael Fitzpatrick	Name:	Michael Curran
Title:	Vice President	Title:	Vice President

For and on behalf of DEUTSCHE BANK TRUST COMPANY AMERICAS

ACKNOWLEDGED BY:

ICICI BANK LIMTED

/s/ Anindya Banerjee
Name: Anindya Banerjee
Title: Senior General Manager

Confidential